As filed with the Securities and Exchange Commission on June 17, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

SCHEDULE B

OF

THE SECURITIES ACT OF 1933

GOVERNMENT OF JAMAICA

(Name of Registrant)

Name and address of Authorized Representative in the United States:

Consul General

Consulate General of Jamaica

767 Third Avenue New York, NY 10017

It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

Cathleen McLaughlin, Esq.

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective in accordance with Rule 462(b) under the U.S. Securities Act of 1933, as amended.

The Debt Securities covered by this Registration Statement are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Debt Securities	$68,000,000	100%	$68,000,000	$2,672.40

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Exclusive of accrued interest, if any.

The securities being registered for an offering pursuant to Rule 462(b) under the Securities Act are additional securities registered under the Registrant’s Securities Act Registration Statement No. 333-136480, under which an aggregate amount of $349,600,000 is available to be sold as of the date of this filing.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This Registration Statement is being filed with respect to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective Registration Statement No. 333-136480 are incorporated in this Registration Statement by reference.

Signature of the Government of Jamaica

Pursuant to the requirements of the Securities Act of 1933, as amended, the Government of Jamaica has duly caused this Registration Statement or amendment thereto to be signed for and on its behalf by the undersigned, thereunto duly authorized in the City of Kingston, Jamaica, on the 17th day of June, 2008.

For and on behalf of
The Government of Jamaica

By*	/s/ Audley Shaw
Audley Shaw
Minister of Finance and the Public Service

* Consent is hereby given to use his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

Signature of Authorized Representation of the Government of Jamaica

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of the Government of Jamaica in the United States, has signed this Registration Statement or amendment thereto in the City of New York, New York, on the 17th day of June, 2008.

By	/s/ Geneive Brown-Metzger
Geneive Brown-Metzger
Consul General of Jamaica in New York

Exhibit Index

Exhibit Number	Description
A.	Form of Fiscal Agency Agreement*

B.	Form of Debt Security (attached to the form of Fiscal Agency Agreement of A above)*

C.	Form of Underwriting Agreement**

D.	Opinion of the Attorney General’s Department of the Government of Jamaica, as to the legality of the Debt Securities

E.	Opinion of Allen & Overy, US counsel to the Government of Jamaica, as to the legality of the Debt Securities

F.	Consent of the Attorney General’s Department of Jamaica (included in Exhibit (D))

G.	Consent of Allen & Overy (included in Exhibit (E))

H.	Consent of the Minister of Finance and the Public Service (Included on page 3)

*	Previously filed as part of Jamaica’s Registration Statement under Schedule B, Registration No. 333-118365, such exhibit is incorporated by reference herein and made a part of this Registration Statement.
**	Previously filed as part of Jamaica’s Registration Statement under Schedule B, Registration No. 333-136480, such exhibit is incorporated by reference herein and made a part of the Registration Statement.

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